EXHIBIT 99.1

NEWS RELEASE
Gryphon Gold Corporation, 611 N Nevada Street, Carson City, NV 89703

Gryphon Gold Announces Financial Results for 2012 Fiscal Year

•	Cash balance at June 22 was approximately $4.5 million

•	Sales in 2012 fourth quarter and fiscal year were $1.8 million and $2.7 million, respectively

CARSON CITY, NV, June 28, 2012 - Gryphon Gold Corporation (the “Company” or “Gryphon Gold”) (GGN: TSX; GYPH: OTCBB), a gold exploration, development and production company focused on its Borealis Oxide Heap Leach Project in Nevada (the “Borealis Property”), announced financial results for its 2012 fourth quarter and fiscal year.  The Company had product sales of $1.8 million and

$2.7 million in the fourth quarter and fiscal year ended March 31, 2012 (“fiscal 2012”), respectively.  During the year, the Company sold 32 tons of loaded carbon containing approximately 1,580 gold ounces.

James T. O’Neil Jr., CEO of Gryphon Gold, commented, “Fiscal 2012 was a year of great progress, yet not without challenges.  Importantly, we initiated construction of our heap leach operation in June of last year and poured our first gold doré bar just as the fiscal year ended.  Despite not meeting our expectations of earlier production, we were able to achieve several goals during the year.  Having only joined the company in January and assuming the role of CEO in February, I can attest that we have a team dedicated to continuing the advancement of this project and achieving a production rate of 25,000 ounces to 30,000 ounces of gold equivalent by the end of calendar year 2012.  We are in the process of developing a detailed two-year mining plan based on our recently completed drilling activities.  We also are developing a more extensive, systematic drilling program to validate previously identified resources.”

Fiscal Year 2012 Financial Results

For the 2012 fiscal year, the Company had a loss from continuing operations of $5.1 million, or

$0.03 per diluted share, equivalent to its net loss for the period.  For the 2011 fiscal year, the Company had a loss from continuing operations of $3.4 million, or $0.04 per diluted share, and net income of $0.6 million, or $0.01 per diluted share, from discontinued operations.

Exploration expenses during fiscal 2012 were $113,483 compared with $949,022 in the prior year.  During fiscal 2012, resources were focused on production operations and a majority of those costs were capitalized as construction in progress.

Salaries and consulting fees for fiscal 2012 were $1.4 million up from $1.2 million in fiscal 2011 reflecting the additions to the Company’s geological and engineering staff.  Total non-cash compensation expense recognized in the year was $277,283 compared with $184,410 in fiscal 2011.

Interest expense, net of capitalized interest, was $979,510 for the year compared with $1,040 in the prior year.  The increase was the result of interest incurred on promissory and convertible notes issued to reduce potential future obligations under the royalty and debt offering completed in July and November of 2011.

Liquidity and Outlook

At March 31, 2012, the Company had cash on hand of $0.6 million.  At June 22, 2012, the Company had $4.5 million (unaudited) in cash reflecting cash generated from gold sales and borrowings on its

Gryphon Gold Announces Financial Results for 2012 Fiscal Year
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senior credit.  On April 18, 2012, the Company secured a $15 million senior secured non-revolving gold stream credit agreement for debt repayment and working capital requirements.  The Company drew the full $15 million facility and used approximately $9.0 million for debt repayment.

Mr. O’Neil noted, “Our operating costs are expected to be in the range of $1.0 million to

$2.0 million per month depending upon a number of production variables and at current production rates we are expected to have positive cash flow from operations.  We continue to look for ways to increase cost efficiencies while we expand our operations to reach our production targets.  We’ll also continue to invest in our drilling program and mine plan as we evaluate the potential for future production expansion.”

Required investments for increasing production capacity and future production potential includes a new leach pad, additional reclamation bonding, mining equipment, a larger crusher and a drilling program.  The Company estimates it will invest approximately $9.0 million to $12.0 million in capital investments during fiscal 2013 for these purposes.

2012 FISCAL YEAR END CONFERENCE CALL AND WEBCAST

The Company will host a conference call and webcast to discuss its results and progress in advancing the Borealis project on Friday, June 29, 2012 at 11:30 a.m. ET.

The teleconference call can be accessed by dialling (201) 689-8560.   The webcast can be found on the Company’s website at www.gryphongold.com.

A telephonic replay will be available from 2:30 p.m. Eastern Time the day of the teleconference until Friday, July 6, 2012.  To listen to a replay of the call, dial (858) 384-5517 and enter replay pin number 396253.  An archive of the call can be found on the website and a transcript of the call will be posted once available.

For further information please contact:

James T. O’Neil Jr., CEO
775.883.1456     joneil@gryphongold.com

Deborah K. Pawlowski, Kei Advisors LLC
716.843.3908     Dpawlowski@keiadvisors.com

ABOUT GRYPHON GOLD:
Gryphon Gold is in the business of acquiring, exploring, and developing gold properties in the United States, emphasizing the State of Nevada.  The Company’s primary focus is on the advancement of its Borealis property, located in Nevada’s Walker Lane Gold Belt (the “Borealis Property”).  The plan for the Borealis Property is to advance the development of the oxide heap leachable gold and silver to the production stage and to further expand and develop the significant sulphide resource through exploration, metallurgical design and sulphide project permitting and development.  The Borealis Property is unpatented mining claims (including claims leased to the Company’s wholly owned subsidiary) of approximately 20 acres each, totaling about 15,020 acres, which has successful past production.

Gryphon Gold routinely posts news and other important information on its website. www.gryphongold.com.

Safe Harbor Statement
This press release contains “forward-looking statements” and "forward-looking information" within the meaning of United States and Canadian securities laws, which may include, but are not limited to, statements relating to composition of the shipped doré; estimates related to cash flow, fixed costs revenue from doré shipments; plans and

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timing of the drill program and expected results; estimates related to the production rate for 2012; expected investments to increase production capacity and for capital investments in 2013; ability to increase cost efficiencies and achieve positive cash flow from operations; investment in increasing production capacity and future production potential and the plans to advance the development of the Borealis Property. Such forward-looking statements and forward-looking information reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risk that additional  financing may be required and, if so, may not be available on terms satisfactory to the Company if at all, risks associated with mining operations, risks associated with the oxide heap, risks associated with exploration, metallurgical design and project permitting and development and the risks and uncertainties outlined under the section headings “Forward-Looking Statements” and “Risks Factors and Uncertainties” in the Company’s annual report on Form 10-K for the year ended March 31, 2011, and interim report on Form 10Q for the period ended December 31, 2011, as filed with the SEC and Canadian securities administrators and in the Company’s other reports, documents, and registration statements filed with the SEC (available at www.sec.gov) and with Canadian securities administrators (available at www.sedar.com ). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected.  The Company does not undertake to update forward-looking statements or forward-looking information, except as may be required by law. Full financial statements and securities filings are available on the Company’s website: www.gryphongold.com and www.sec.gov or www.sedar.com. Financial data included in the financial tables should be read in conjunction with the Company’s audited financial statements and the notes attached thereto.

FINANCIAL TABLES FOLLOW.

Gryphon Gold Announces Financial Results for 2012 Fiscal Year
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Gryphon Gold Corporation
Consolidated Balance Sheets
(Stated in U.S. dollars)

ASSETS	As at March 31, 2012	As at March 31, 2012
Current Assets
Cash	$602,343	$837,457
Accounts receivable	358,005	29,892
Note receivable	-	2,975
Prepaid expenses	171,515	122,716
Inventories	6,363,016	-
Deferred share issue costs	-	281,278
Deferred debt issue costs	312,549	-
Total Current Assets	7,807,428	1,274,318

Property, plant & equipment, net	19,565,395	2,760,330
Reclamation bonds	2,839,559	225,893
Total Assets	$30,212,382	$4,260,541

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$5,004,298	$397,106
Current portion of the long term debt	583,458	-
Note payable	1,376,479	-
Total Current Liabilities	6,964,235	397,106

Asset retirement obligation	1,675,877	51,300
Warrant derivative liability	137,291	-
Long-term debt	10,198,611	-
Total liabilities	18,976,014	448,406

Commitments & contingencies [Note 10 and 13]

Stockholders' Equity
Common stock	194,103	96,984
Additional paid-in capital	54,114,438	41,665,952
Accumulated deficit	(43,072,173)	(37,950,801)
Total Stockholders' Equity	11,236,368	3,812,135
Total Liabilities and Stockholders’ Equity	$30,212,382	$4,260,541

Gryphon Gold Announces Financial Results for 2012 Fiscal Year
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Gryphon Gold Corporation
Consolidated Statement of Operations
(Stated in U.S. dollars)

	Three Months Ended		Twelve Months Ended
	March 31, 2012	March 31, 2011	March 31, 2012	March 31, 2011
Sales of product	1,806,048	-	2,737,842	-
Cost of sales and other direct production costs	(3,063,099)	-	2,132,880	-
Gross profit	(1,257,051)	-	604,962	-
Other operating expenses:
Exploration	44,623	254,664	113,483	949,022
Salaries & consulting fees	574,914	350,416	1,411,379	1,195,968
General and administrative	254,035	216,346	781,199	699,613
Legal and audit	78,952	27,784	282,154	260,470
Travel and accommodation	71,966	36,856	231,555	142,515
Depreciation	(18,467)	11,152	16,709	51,919
Asset retirement obligation accretion	112,393	3,046	139,673	3,046
Total other operating expenses	1,119,375	3,302,441	2,977,111	3,302,441
(Loss) from operations	(474,310)	(900,152)	(2,372,149)	(3,302,441)
Other income (expense):
Loss on modification of debt	1,590,321	-	1,590,321	-
Loss (gain) on disposal of equipment	959	(13)	959	(112)
Foreign exchange loss	1,102	(12,185)	190,551	6,447
Realized loss on securities	-	-	-	75,772
Interest income	(6)	(127)	(11,159)	(2,101)
Interest expense, net of capitalized interest	512,696	43	979,510	1,040
Total other (income) expense	2,105,072	(12,282)	2,749,223	81,158
Loss for the period from continuing operations	(2,578,423)	(806,824)	(5,121,372)	(3,383,599)
Discontinued operations:
Loss from discontinued operations	-	(11,003)	-	(29,244)
Gain on sale of discontinued operations	-	11,003	-	664,952
Income from discontinued operations	-	(635,708)	-	635,708
Net loss for the period	(2,578,423)	(887,982)	(5,121,372)	(2,747,891)
Basic and diluted income (loss) per share:
Loss from continuing operations	$(0.016)	$(0.012)	$(0.030)	$(0.040)
Income from discontinued operations	-	$0.003	-	$0.010
Total loss per share	$(0.016)	$(0.009)	$(0.030)	$(0.030)

Basic and diluted weighted average number of common shares outstanding	181,395,836	90,075,261	181,395,836	90,075,261

Gryphon Gold Announces Financial Results for 2012 Fiscal Year
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Gryphon Gold Corporation
Consolidated Statements of Cash Flows
(Stated in U.S. dollars)

	Year ended March 31, 2012	Year ended March 31, 2011
OPERATING ACTIVITIES
Net loss for the period	$(5,121,372)	$(2,747,891)
Items not involving cash:
Depreciation	178,405	51,919
Asset retirement obligation accretion	139,673	3,046
Loss on disposal of equipment:	(959)	112
Write down of accrued liability:	-	(124,008)
Share based compensation	277,283	184,410
Amortization of debt offering costs	385,389	-
Amortization of notes payable discount	372,415	-
Unrealized gain on foreign exchange	9,861	-
Non-cash interest expense	-	10,364
Realized loss on securities	-	75,771
Loss on modification of debt	1,590,321
Gain on sale of discontinued operations	-	(664,952)
Changes in non-cash working
Capital items: Accounts receivable	(328,113)	6,521
Accounts payable and accrued liabilities	2,991,584	(251,863)
Inventories	(5,886,776)	-
Prepaid expenses	(48,799)	34,765
Cash used in operating activities	(5,441,086)	(3,421,806)
INVESTING ACTIVITIES
Reclamation bonds purchased	(2,613,666)	(65,116)
Option payment received	-	100,000
Purchase of property, plant & equipment	(9,618,934)	(59,007)
Cash received from sale of discontinued operations	-	2,250,000
Option payment to amend and reduce royalty	(150,000)	(200,000)
Proceeds from sales of held for trading securities	-	116,195
Proceeds from note receivable	2,975	10,597
Proceeds from insurance claim on equipment	31,050	52
Cash used in investing activities	(12,348,575)	2,152,721
FINANCING ACTIVITIES
Payments on notes payable	(223,521)	-
Proceeds from notes payable	8,533,743	-
Shares and warrants issued for cash	11,134,317	1,555,493
Debt and share issue costs	(1,880,131)	(385,557)
Cash provided by financing activities	17,564,408	1,169,486

Effect of foreign exchange on cash	(9,861)	-
Increase (decrease) in cash during the year	(235,114)	(99,599)
Cash, beginning of year	$837,457	937,056
Cash, end of year	$602,343	$837,457

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